Exhibit 17.1

-----Original Message-----

From: Jack Partridge [mailto:jwptwo@aol.com]

Sent: Tuesday, May 14, 2019 7:42 PM

To: Art Drogue Contact

Cc: Lawrence David Swift

Subject: Retirement

I am writing to inform you of my retirement from the Board of Directors of SPAR Group, Inc effective today, May 14, 2019. It has been an honor to work with you and the management team and I extend to all of you my very best wishes for a successful and profitable future.

Warmest regards,

Jack Partridge

Sent from my iPad